EXHIBIT NO. 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares of Hexindai Inc., a Cayman Islands company, and further agree that this Joint Filing Agreement may be included as an Exhibit to such joint filing. This Joint Filing Agreement may be executed in any number of counterparts all of which, taken together, shall constitute one and the same instrument.

Date: February 7, 2018

/s/ Xiaoning An
Xiaoning An

AnHe Holding Limited

By:	/s/ Xiaoning An
	Name:	Xiaoning An
	Title:	Director